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                                                                    Exhibit 12.1


EDISON MISSION ENERGY
RATIO OF EARNINGS TO FIXED CHARGES (000S)

                                                         2000         1999        1998       1997        1996
                                                     -------------------------------------------------------------
Earnings:

Income before taxes and accounting change               $ 180,098    $ 103,705   $202,579    $185,515    $174,110
Adjustments:
  Fixed charges, as below                                 797,891      439,300    260,439     275,426     261,885
  Interest capitalized                                    (14,281)     (27,471)   (26,300)    (15,000)    (64,400)
  Equity in earnings of equity method investments        (100,569)     (79,433)   (45,984)    (76,694)    (72,272)
  Dividends from equity method investments                121,463       80,891     49,208      82,576      72,787


                                                     -------------------------------------------------------------

Earnings as adjusted                                    $ 984,602    $ 516,992   $439,942    $451,823    $372,110
                                                     =============================================================

Fixed Charges:

Interest on indebtedness
(expense and capitalized)                               $ 729,201    $ 413,811   $245,220    $260,249    $246,895
Dividends on preferred securities                          32,075       22,375     13,149      13,167      13,100
Interest portion of rental expense                         36,615        3,114      2,070       2,010       1,890
                                                     -------------------------------------------------------------

                                                        $ 797,891    $ 439,300   $260,439    $275,426    $261,885
                                                     =============================================================

Ratio of Earnings to Fixed Charges                           1.23         1.18       1.69        1.64        1.42
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